FOURTH AMENDMENT

This Fourth Amendment (the “Amendment”), dated as of May 25, 2023, is hereby made and entered into by and among SpringBig Holdings, Inc., a Delaware corporation (the “Maker”), and L1 Capital Global Opportunities Master Fund, a Cayman Islands business organization (“Holder”).

A.Maker and Holder are parties to a Securities Purchase Agreement dated as of April 29, 2022, between Maker and Holder (as heretofore amended including the Third Amendment dated as of May 24, 2023, the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

B.Pursuant to the Purchase Agreement, Maker issued to Holder a Senior Secured Original Issue Discount Convertible Promissory Note, in the original principal amount of $11,000,000, dated as of June 14, 2022 (as heretofore amended including the Third Amendment dated as of May 24, 2023, the “Note”) and a Common Stock Purchase Warrant, dated as of June 14, 2022, originally exercisable for 589,980 shares of the Maker’s Common Stock (as heretofore amended including the Third Amendment dated as of May 24, 2023,the “Warrant”), and Maker and Holder entered into a Registration Rights Agreement, dated as of June 14, 2022 (as heretofore amended including the Third Amendment dated as of May 24, 2023,the “Registration Rights Agreement,” and collectively with the Purchase Agreement, the Note, the Warrant and the other documents and agreements executed and delivered in connection therewith, the “Loan Documents”).

C.Maker is seeking to complete a registered offering of Common Stock pursuant to the Registration Statement on S-1 (File No. 333-271353) (the “Registration Statement” and the offering to be completed pursuant thereto, the “Offering”).

D.Lender has indicated a desire to participate in the Offering and will realize benefits from the Company’s completion of the Offering.

E.In furtherance of the Offering and in connection therewith, the parties mutually desire to the amend certain of the Loan Documents in certain respects and enter into certain other waivers and agreements, all as set forth herein.

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holder and Maker hereby agree as follows:

1.Holder will purchase $1,500,000 of shares in the Offering upon the same price (the “Offering Price”) and same terms set forth in the Registration Statement, of which $250,000 will be for cash and $1,250,000 (the “Total Note Participation”) will be in consideration for a like reduction in the Principal owing under the Note. Notwithstanding the foregoing, the Total Note Participation will be reduced by the amount, if any, necessary so that the total number of shares acquired by Holder in the Offering together with other shares of Common Stock it beneficially owns is less than 9.99% of the total number of shares of Common Stock of Maker outstanding after giving effect to all shares currently outstanding and all shares issued in the Offering (the amount by which the Total Note Participation shall be reduced, if any, is referred to herein as the “Special Note Amount”). For avoidance of doubt, in no event shall Holder be deemed to beneficially own, as that phrase is interpreted under Section 13(d) of the Securities Exchange Act of 1934 and Rule 13d-3 thereunder, more than 9.99% of the total number of shares of Common Stock of Maker outstanding after giving effect to all shares currently outstanding and all shares issued in the Offering.

2.If the completion of the Offering results in there being any Special Note Amount, the Special Note Amount will remain as unpaid and outstanding Principal owing under the Note until paid or converted as provided in the Note or otherwise below. In addition, the Holder shall have the right, at its option and from time to time, to convert all or any portion of the Special Note Amount into shares of Conversion Stock at a price per share equal to the Offering Price. Such conversion shall be accomplished at the Offering Price but otherwise under the terms of the Loan Documents, including without limitation, Section 3 of the Note, the Registration Rights Agreement, and such Conversion Stock shall be covered by the Maker’s Registration Statement on Form S-1 (File No. 333-266010). For avoidance of doubt, other than the Special Note Amount, the remainder of the Principal under the Note shall be convertible at the Conversion Price.

3.This Amendment shall become void, ab initio, if the Offering does not close on or before June 5, 2023, if Maker fails to raise at least $3 million (including amounts from Holder under Section 3 above), if Maker raises more than $5.5 million (including amounts from Holder under Section 3 above), or if there is a future Event of Default under the Note or the Third Amendment or this Amendment.

Except as amended hereby, the Loan Documents (as heretofore amended through and including the Third Amendment dated as of May 24, 2023) shall remain in full force and effect without change and each is hereby confirmed. This Amendment may be executed in separate counterparts, each of which taken together shall be one and the same Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above:

SPRINGBIG HOLDINGS, INC.

By: /s/ Paul Sykes________________________

Title: Paul Sykes, Chief Financial Officer______________________

L1 CAPITAL GLOBAL OPPORTUNITIES MASTER FUND

By: /s/ David Feldman________________________

Title: David Feldman, Portfolio Manager______________________